Cane Clark llp		3273 E. Warm Springs Las Vegas, NV 89120
Kyleen E. Cane*	Bryan R. Clark^	Telephone: 702-312-6255
Chad Wiener+	Scott P. Doney~	Facsimile: 702-944-7100
Joe Laxague~		Email: sdoney@caneclark.com

November 19, 2007

Zagg Incorporated
3855 South 500 West, Suite J
Salt Lake City, Utah 84145

Re: Zagg Incorporated, Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Zagg Incorporated, a Nevada corporation (the "Company"), in connection with the preparation of the registration statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the registration of 2,000,000 shares of the Company’s common stock (the “Shares”) reserved for issuance through its Zagg Incorporated 2007 Stock Incentive Plan (the “Plan”). This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-B under the Act.

In rendering the opinion set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws; (d) certain records of the Company's corporate proceedings as reflected in its minute books, including resolutions of the board of directors approving the Plan and various options granted pursuant to the Plan; (e) the Plan; and (f) such statutes, records and other documents as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact, as we have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based upon the foregoing, it is our opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the agreements that are entered into in accordance with the terms and subject to the conditions of the Plan, the Shares will be duly authorized, legally and validly issued, fully paid and non-assessable shares of the Company’s common stock.

This opinion is based on Nevada general corporate law, including the statutory provisions, all applicable provisions of the Nevada constitution and reported judicial decisions interpreting those laws. We express no opinion, and none should be inferred, as to any other laws, including, without limitation, laws of any other state.

The opinions set forth herein are subject to the following qualifications: (a) we have made no independent verification of the factual matters as set forth in the documents or certificates reviewed, and (b) our opinion speaks only as of the date hereof and we express no opinion as to, and disclaim any undertaking or obligation to update this opinion in respect of circumstances or events which may occur subsequent to this date.

*Licensed Nevada, California, Washington and Hawaii Bars;
^ Colorado, Nevada, District of Columbia;
+ Illinois and Wisconsin State Bars

The opinions set forth herein are limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated. This opinion letter is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to my attention.

Very truly yours,

CANE CLARK LLP

/s/ SCOTT P. DONEY
Scott P. Doney

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and in any amendment thereto.

Very truly yours,

CANE CLARK LLP

/s/ SCOTT P. DONEY
Scott P. Doney